Exhibit 99

July 6, 2006

H&P ANNOUNCES ADDITIONAL NEW FLEXRIG® COMMITMENTS AND
PLANS FOR OPERATIONS IN TUNISIA

Helmerich & Payne, Inc. announced today that it will operate five new FlexRigs under three-year term contracts for one exploration and production company. Other terms were not disclosed. The Company has now committed to build a total of 66 new FlexRigs for 16 exploration and production companies since March 2005.

The Company also announced that it has reached an agreement to mobilize a new FlexRig3 to Tunisia for an undisclosed operator, while also entering into a three-year term contract for an existing FlexRig3 to work on its scheduled drilling program in the U.S. The Tunisia rig is expected to begin drilling operations in the first fiscal quarter of 2007.

Eleven of the 66 new FlexRigs have already been deployed to field operations, and additional new FlexRigs are expected to be completed at a pace of three to four per month. Consequently, the Company now expects that approximately 24 new FlexRigs should be completed during fiscal 2006.

Company President and C.E.O., Hans Helmerich commented, “We are pleased to add to our new order book and believe it reflects our customer’s interest in capturing enhanced field productivity on their projects. We continue to fight the challenges of production delays and cost pressures encountered by our new build program. With the initial prototype stage behind us, our focus will be to drive further productivity gains to counter pressures from tight overall industry conditions. We are encouraged by the opportunity to operate in Tunisia and hope to capture additional work in Northern Africa as a new international market for the Company.”

Helmerich & Payne, Inc. is a contract drilling company that owns 101 U.S. land rigs, 11 U.S. platform rigs located in the Gulf of Mexico, and 26 international rigs, for a total existing fleet of 138 rigs. Included in the total fleet of 138 rigs are 61 H&P-designed and operated FlexRigs.

(Over)

News Release
July 6, 2006

Statements in this release that are “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934 are based on current expectations and assumptions that are subject to risks and uncertainties. For information regarding risks and uncertainties associated with the Company’s business, please refer to “Risk Factors” and “Management’s Discussion & Analysis of Results of Operations and Financial Condition” sections of the Company’s SEC filings, including but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q. As a result of these factors, Helmerich & Payne, Inc.’s actual results may differ materially from those indicated or implied by such forward-looking statements.

*FlexRig® is a registered trademark of Helmerich & Payne, Inc.

Contact: Doug Fears
(918) 588-5208
Juan Pablo Tardio
(918) 588-5383

###